Exhibit 3.5

CERTIFICATE OF FORMATION

OF

PBF SERVICES COMPANY LLC

The undersigned for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

FIRST: The name of the limited liability company is PBF Services Company LLC.

SECOND: The address of its registered office in the State of Delaware is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PBF Services Company LLC this 28th day of May, 2010.

By:	/s/ Tina French
Name:	Tina French
Title:	Authorized Person